Exhibit 99

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.deere.com
NEWS RELEASE
June 15, 2004

Contact: Ken Golden Manager, Public Relations Deere & Company 309-765-5678

Deere to Continue Stock Repurchase Program

Moline, Illinois (June 15, 2004) - As previously announced in December 1997, the Company's board of directors authorized the repurchase of up to $1 billion of Deere & Company Common Stock. To date the Company has repurchased approximately $808 million of Common Stock under the program. At the Company's discretion, repurchases of Deere & Company Common Stock for the balance of the program may continue to be made from time to time in the open market and through privately negotiated transactions.